ASSET PURCHASE AND SALE AGREEMENT
(Pinnacle Lodge)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and effective as of the Execution Date and is by and between SILVERLEAF RESORTS, INC., a Texas corporation (“Purchaser”) and THE FITZPATRICK FAMILY LIMITED PARTNERSHIP, a Florida limited partnership (“Seller”).

RECITALS

This Agreement is made on the basis of the following facts:

Seller is the owner of the Assets commonly known as the Pinnacle Lodge located in the Town of Fraser, Grand County, Colorado. Subject to the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Pinnacle Lodge.

AGREEMENT

On the basis of the foregoing facts, Seller and Purchaser agree as follows:

ARTICLE I
Definitions

For the purposes of this Agreement, the following words and terms shall have the meanings set forth below:

1.1 "Assets" - collectively, the Real Property and the Personal Property.

1.2  “Closing” - as defined in Section 8.1.

1.3 “Closing Date” - as defined in Section 8.1.

1.4 “Cut-Off Time” - as defined in Section 8.3.

1.5 “Deposit” - as defined in subsection 2.2(a).

1.6 “Execution Date” - the latest date of execution of this Agreement by both Purchaser and Seller.

1.7 "Improvements" - any existing buildings, improvements, structures, parking facilities or fixtures placed, constructed, installed or located on or as part of the Land, and all plants, trees, and other appurtenances located upon, over or under the Land.

1.8 “Inspection Period” - as defined in subsection 3.4(b).

1.9 “Land” - The real property described as Tract B-1, CLAYTON SUBDIVISION, according to the plat thereof filed October 24, 1986, at Reception No. 249237, EXCEPT that portion conveyed to the Town of Fraser in Deed recorded January 17, 1992, in Book 491 at Page 659, County of Grand, State of Colorado, together with all reversions, remainders, easements, rights-of-way, appurtenances, leases, subleases, tenements and hereditaments appertaining to or otherwise benefitting or used in connection therewith.

1.10 “Parties” - collectively, Purchaser and Seller. Purchaser or Seller may be referred to individually or singularly as a“Party.”

1.11 “Permitted Exceptions” - as defined in subsection 3.4(a).

1.12 “Personal Property” - Any and all personal property located on or in or used in connection with the Land and Improvements, including, without limitation, all furniture, fixtures, and equipment, case-goods, soft-goods (drapes, window coverings, carpeting), sheets, pillows, blankets, bedspreads, towels and other linens, kitchen instruments, televisions, radios, phone, facsimile machines, telecommunication equipment, computers, appliances, refrigerators, air-conditioners, heaters, ice-makers, boilers, furnaces, radiators and piping, sprinkler systems, tools, and other personal property to the extent owned by Seller and located on the Land and Improvements and all paper goods, office supplies, food, beverages, chinaware, glassware, soap, and other guest and operational supplies, goodwill, customer lists, trade names (including the name “Pinnacle Lodge”), phone numbers, email addresses, web site, logo and signs, and all tangible and intangible personal property and fixtures of any kind, including, but not limited to, the Vehicle, and any other apparatuses owned by Seller and attached to or used exclusively in connection with the ownership, maintenance, or operation of the Pinnacle Lodge as operated on the Real Property. The foregoing notwithstanding, the “Personal Property” shall not include the following items on the Real Property as of the Execution Date: (a) the Cat tractor with plow, forklift and bucket attachments; (b) two Dell notebook computers and HP laser printer; (c) personal pictures and certificates in office; (d) personal possessions in manager residence rooms 323 and 324; (e) 16-foot black, enclosed storage trailer; (f) 15-foot motorcycle trailer; and (g)all Direct TV equipment and other equipment related to the satellite television system (owned by SVI).

1.13 “Purchase Price” - as defined in Section 2.2.

1.14 “Purchaser” - as defined in the Preamble to this Agreement.

1.15 “Real Property” - The Land and the Improvements.

1.16  “Seller” - as defined in the Preamble to this Agreement.

1.17 “Surviving Obligations” - as defined in Sections 3.4(b), 10.1, and 10.16.

1.18 “Title Commitment” - as defined in Section 3.1.

1.19 “Title Company” - Chicago Title Insurance Company, 4032 McDermott Road, Suite 100-A, Plano, Texas, 75024, attn: Lois McGrew.

1.20 “Title Policy” - as defined in Section 4.2.

1.21 “Vehicle” - the Pinnacle Lodge Ford E-350 shuttle van, VIN: 1FBSS31L31HA8712.

ARTICLE II
Purchase and Sale of the Assets

2.1 Purchase. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, Seller shall sell and convey the Assets to Purchaser and Purchaser shall purchase the Assets from Seller.

2.2 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Three Million Six Hundred Fifty Thousand and No/100 Dollars ($3,650,000.00), plus the sums described in Article VI, which shall be paid as set forth below.

(a)  Deposit. On the Execution Date, Purchaser shall deliver to the Title Company’s escrow account good funds in the amount of Fifty Thousand and No/100 Dollars ($50,000.00). On the 14th day following the Execution Date, if Purchaser has not elected to terminate this Agreement pursuant to Section 3.5, the Title Company shall immediately pay to Seller from such escrowed funds Ten Thousand and No/100 Dollars ($10,000.00), which shall not be refundable to Purchaser, except as set forth in Article VII and Section 9.1. On the 30th day following the Execution Date, if Purchaser has not elected to terminate this Agreement pursuant to Section 3.5, the Title Company shall immediately pay to Seller from such escrowed funds an additional Ten Thousand and No/100 Dollars ($10,000.00), which shall not be refundable to Purchaser, except as set forth in Article VII and Section 9.1. Upon expiration of the Inspection Period, if Purchaser has not elected to terminate this Agreement pursuant to Section 3.5, the Title Company shall immediately pay to Seller from such escrowed funds the remaining Thirty Thousand and No/100 Dollars ($30,000.00), plus all accrued interest, which shall not be refundable to Purchaser, except as set forth in Article VII and Section 9.1. Title Company shall hold such sums in escrow for the benefit of Purchaser and Seller pursuant to the terms of this Agreement in an FDIC-insured interest-bearing account. Failure by Purchaser to timely pay such sum to the Title Company or any action by Purchaser to prevent or delay release of such funds from the Title Company to Seller shall constitute a default of this Agreement by Purchaser without further action or notice and this Agreement shall terminate, except for the Surviving Obligations, which shall survive in any event. All sums paid to the Title Company and/or released by the Title Company to Seller pursuant to this subsection 2.2(a), together with all interest earned thereon, shall be referred to as the “Deposit.”

(b) Cash. The Purchase Price, subject to prorations and adjustments in accordance with Section 8.3, shall be paid at Closing in cash, by certified or cashier's check, wire transfer, or other immediately available funds. The Deposit shall be credited against the Purchase Price at Closing.

2.3 Allocation. Prior to expiration of the Inspection Period, Seller and Purchaser shall, in accordance with the provisions of Internal Revenue Code Sec. 1060 and the Regulations thereto, allocate the Purchase Price in order to establish separate purchase prices for the various components of the Assets. In the event that Seller and Purchaser are unable to agree upon said allocation of the Purchase Price during the Inspection Period, then each Party (at its sole cost and expense) shall immediately retain a qualified appraiser to perform separate valuations of each such component of the Assets and the average of the valuations of each such component of the Assets, as determined by each appraiser shall be used to determine such allocations.

ARTICLE III
Investigation of the Assets; Termination

3.1 Title Commitment. Within 10 days following the Execution Date, Seller shall obtain and deliver to Purchaser, at Seller’s expense, a current title insurance commitment issued by the Title Company, including legible copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), committing to insure title to the Real Property in Purchaser by the issuance of an ALTA policy of owner's title insurance, in the amount of the Purchase Price. Purchaser may, during the Inspection Period, at its expense, request such additional endorsements to the Title Policy as Purchaser deems reasonably necessary, including an endorsement for deletion of the standard printed exceptions.

3.2  Survey. Within 10 days following the Execution Date, Seller shall provide Purchaser with a copy of its existing ALTA Survey of the Real Property (the “Survey”).

3.3  Other Documents and Materials. Seller shall provide copies to, or make available for inspection by, Purchaser such non-proprietary, non-privileged, documents and materials relating to the Assets as Purchaser may reasonably request, to the extent the same are in Seller's possession or control or are in the possession or control of Seller’s agents.

3.4 Inspection.

(a) Title Commitment. Purchaser shall have five days following its receipt of the Title Commitment and the Survey within which to give Seller written notice (“Purchaser’s Disapproval Notice”) of Purchaser’s disapproval of any exceptions to title shown in the Title Commitment or Survey or any other matters effecting title to the Real Property (“Title Exceptions”). The failure of Purchaser to give Purchaser’s Title Disapproval Notice within such period shall be deemed to constitute Purchaser’s approval of all of the Title Exceptions. In the event of Purchaser’s disapproval of any of the Title Exceptions as set forth above, Seller shall have five days after Seller’s receipt of Purchaser’s Disapproval Notice during which to determine and give Purchaser written notice (“Seller’s Cure Notice”) of any disapproved Title Exceptions which Seller elects, in its sole discretion, to eliminate as exceptions to title to the Real Property. The failure of Seller to give Seller’s Cure Notice within the period described above shall be deemed to constitute Seller’s election not to cure any of the matters described in the Purchaser’s Disapproval Notice. Prior to the Closing, Seller shall eliminate, at its sole cost and expense, all Title Exceptions set forth in Seller’s Cure Notice from the Title Policy and as exceptions to title to the Real Property. If acceptable to Purchaser, Seller’s elimination of such title matters may be accomplished by Seller’s obtaining, at its expense, title insurance protection for Purchaser against such exception, the form of which shall be reasonably satisfactory to Purchaser. If Seller’s Cure Notice does not include all Title Exceptions disapproved by Purchaser in Purchaser’s Disapproval Notice, or if Seller fails to deliver Seller’s Cure Notice, Purchaser shall have the right to terminate this Agreement in accordance with the terms of Section 3.5 or acquire the Real Property subject to the disapproved Title Exceptions not included within Seller’s Cure Notice. If Purchaser elects to proceed with the purchase of the Real Property pursuant to Section 3.5, then the Title Exceptions and the matters described in Article VI and Permitted Subsequent Exceptions (defined below), but excluding (i) those Title Exceptions to be deleted pursuant to the Seller’s Cure Notice, (ii) any delinquent taxes or assessments, and (iii) any liens, encumbrances or security interests securing payment of any monetary lien created by or against Seller or the Real Property, shall be the “Permitted Exceptions” hereunder. A“Permitted Subsequent Exception” shall mean any encumbrance, encroachment, defect in title, or other matter which does not adversely interfere with the operation of a hotel on the Real Property (as determined in Purchaser’s reasonable discretion) and which is not otherwise a Permitted Exception, and (A) of which Purchaser and Seller are notified by the Title Company prior to the Closing (by endorsement to the Title Commitment or otherwise); or (B) which is discovered by Purchaser, and of which Purchaser notifies Seller, prior to the Closing.

(b) Inspection. Purchaser shall have until 5:00 p.m. (Denver, Colorado time) the 45th day following the Execution Date (the“Inspection Period”) to investigate and evaluate all aspects of the Assets. During the Inspection Period, Purchaser and its representatives may investigate and evaluate all physical aspects of the Assets, including, without limitation, the right to have made, at Purchaser's expense, any studies or inspections of the Real Property as Purchaser may deem necessary or appropriate. Seller shall reasonably cooperate (at Purchaser’s expense) with any such investigations, inspections, or studies made by or at Purchaser's direction. Seller shall grant Purchaser access to the Real Property and the right to make all such engineering studies, environmental and other investigations of all physical aspects of the Assets as Purchaser may determine. The foregoing notwithstanding, Purchaser’s right to access to the Assets shall be subject to uninterrupted privacy by guests at Pinnacle Lodge, which shall limit access to rooms and other facilities on the Real Property. Purchaser shall repair any damage to the Assets caused by its inspections and testing. Such entry shall be at the sole risk of Purchaser and Purchaser's representatives. Purchaser shall pay all costs associated with such investigation, inspection and testing, and shall keep the Assets and Seller's property free and clear of any claims of lien connected therewith. Purchaser shall indemnify, hold harmless and protect Seller, and defend Seller with counsel reasonably acceptable to Seller, for, from and against all liability, claims, demands, damages, expenses, obligations, causes of action, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees, all fines, charges, penalties and consultants’ fees, and all cleanup, repair, detoxification, removal, remedial, response and abatement costs), (collectively, “Inspection Claims”) of any kind whatsoever arising from or connected with such site investigation, inspection and testing. Notwithstanding any provision of this Agreement which may indicate to the contrary, the obligations of Purchaser pursuant to this subsection 3.4(b) shall survive Closing or termination of this Agreement for any reason, and shall be deemed a “Surviving Obligation” for all purposes of this Agreement.

3.5 Termination; Deposit. If, on or before the expiration of the Inspection Period, (i) Purchaser determines, in its sole and absolute discretion, that the Assets are not suitable for Purchaser's intended use and notifies Seller in writing of Purchaser's election to terminate this Agreement, or (ii) Purchaser fails to timely pay the Deposit into the Title Company escrow or causes the delay of the payment of the Deposit to Seller from the escrow pursuant to subsection 2.2(a), then this Agreement shall terminate, the Title Company shall return those portions of the Deposit which were not paid to Seller (or required by subsection 2.2(a) to be paid to Seller) to Purchaser, and Purchaser and Seller shall be relieved from any further liability hereunder, except for the Surviving Obligations, which shall survive in any event. If neither of the occurrences set forth in clauses (i) or (ii) occur, then this Agreement shall remain in full force and effect and Purchaser shall be deemed to have approved the results of all of its inspections.

ARTICLE IV
Title

4.1 Status of Title. At Closing hereunder, Seller shall convey to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions, and title to the Personal Property. Seller shall not, after the Execution Date, sell, convey, mortgage, deed in trust, lease, grant easements affecting or otherwise encumber or convey the Assets other than in the ordinary course of business, excepting, however, (a) the Permitted Exceptions, and (b) such other title exceptions as are specifically permitted under this Agreement and/or those which have been specifically approved in writing by Purchaser, which approval shall not be unreasonably withheld or delayed.

4.2 Issuance of Title Policy. At each Closing, Seller shall pay the premium for and cause the Title Company to issue to Purchaser, or unconditionally commit to issue to Purchaser after Closing, an ALTA owner's policy of title insurance consistent with the Title Commitment, insuring fee simple title to the Real Property in Purchaser in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”). Purchaser shall pay any title insurance premium for endorsements to the Title Policy requested by Purchaser.

ARTICLE V
Representations and Warranties

5.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as follows. For purposes of this Article V, the phrase “to Seller's knowledge” or like terms shall mean to the best actual knowledge of Mr. Brian Fitzpatrick, the general manager of the Pinnacle Lodge, without investigation or inquiry or any duty to investigate or inquire. The representations and warranties made by Seller in this Article V shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(a)  Authority. Seller is a limited partnership duly organized and validly existing under the laws of the State of Florida and has the full right, power and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. The person signing this Agreement and all other instruments to which Seller is a party on behalf of Seller is authorized to do so.

(b)  No Actions. To the best of Seller’s knowledge, Seller has received no written notice of any actions, suits or proceedings, pending or threatened, before any judicial body or any governmental or quasi-governmental authority, against or affecting the Assets that adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement.

(c) No Violations of Contracts or Agreements; No Approval. Seller’s execution, delivery and performance under this Agreement will not violate any provision of any contract or agreement to which Seller is a party or by which Seller is bound. No approval or consent not previously obtained by any person or entity is necessary in connection with the execution of this Agreement by Seller or the performance of Seller’s obligations under this Agreement.

(d) No Violation of Court Orders. To Seller’s knowledge, the execution and delivery of this Agreement will not violate any order or demand of any court, regulatory agency or other tribunal or any certificate, license, law or regulation to which Seller is subject.

(e) Title to Assets. Seller has title to all of the Assets, free and clear of all claims and encumbrances arising by, through or under Seller, other than (A) any liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (B) such imperfections of title, easements, liens, pledges, charges and encumbrances, if any, as do not materially detract from the value or interfere with the present use of any of the Assets.

(f) Physical Condition of Improvements. To the best of Seller’s knowledge, there are no material defects in the construction of the Improvements that have caused Seller to fail to operate the hotel building in a commercially reasonable manner. For purposes of this subsection 5.1(f), a “material defect” shall mean a defect that would cost more than $100,000.00 to correct, and shall not include the aesthetic or other subjective quality of the design of the hotel building or any system, element or component thereof.

(g) All Assets Covered. The Assets to be conveyed to Purchaser by Seller pursuant to this Agreement comprise all of the assets and properties of Seller that are used in the operation of Pinnacle Lodge in the ordinary course of business and consistent with Seller’s current practice, except for any cash utilized in said business or the items described in the last sentence of Section 1.12. In the event that either Seller or Purchaser discovers after Closing any material item theretofore used in connection with the operation of Pinnacle Lodge has not been conveyed to Purchaser at Closing, the Seller shall, immediately upon demand by Purchaser, convey such item to Purchaser for no additional consideration.

5.2  As Is; No Other Representations or Warranties by Seller. Purchaser represents that it is sophisticated and experienced in the acquisition of property similar to the Assets, and Purchaser will have an adequate opportunity to inspect, examine and evaluate the Assets. In purchasing the Assets, Purchaser shall rely solely on the results of its inspections, examinations and evaluations and not on any representation or warranty made by Seller, except as set forth in Section 5.1. Purchaser shall acquire the Assets in an “as is” and “where is” condition, with all faults, whether known or unknown. Purchaser acknowledges that any information of any type which Purchaser has received or may receive from Seller or Seller’s agents, including, without limitation, the materials described in Article III and any environmental site assessment, is furnished on the express condition that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished without any representation or warranty whatsoever. Purchaser acknowledges that it shall have the opportunity to inspect the Assets, to observe their physical characteristics and existing conditions and having the opportunity to conduct such investigations and studies on and off the Real Property as it deems necessary. Purchaser hereby waives any and all objections to, complaints about, or claims regarding any Environmental Law, the physical characteristics and existing conditions, including, without limitation, subsurface soil and water conditions and Hazardous Substances on, under or adjacent to the Real Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Real Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Substances or other contaminants, may not have been revealed by its investigation. For purposes of this Agreement,“Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §3808 et seq.“Hazardous Substances” shall mean (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

5.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows. For purposes of this Article V, the phrase“to Purchaser’s knowledge” or like terms, shall mean to the best actual knowledge of Robert E. Mead, chief executive officer of Purchaser, without investigation or inquiry or any duty to investigate or inquire. The representations and warranties made by Purchaser in this Article V shall be true and correct on and as of each Closing Date with the same force and effect as though such representations and warranties had been made on and as of each Closing Date.

(a) Authority. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in Colorado. Purchaser has the full right, power and authority to enter into this Agreement and consummate the transactions contemplated by this Agreement. The persons signing this Agreement and all other instruments to which Purchaser is a party on behalf of Purchaser are authorized to do so.

(b) No Actions. To the best of Purchaser’s knowledge, Purchaser has received no written notice of any pending actions, suits, proceedings, or litigation and, to Purchaser’s knowledge, there are no threatened (and unresolved) or contemplated actions, suits, proceedings, litigation or claims, with respect to or affecting the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(c) No Violations of Contracts or Agreements; No Approval. Purchaser's execution, delivery and performance under this Agreement will not violate any provision of any contract or agreement to which Purchaser is a party or by which Purchaser is bound. No approval or consent not previously obtained by any person or entity is necessary in connection with the execution of this Agreement by Purchaser or the performance of Purchaser’s obligations under this Agreement.

(d) No Violation of Court Orders. To Purchaser's knowledge, the execution and delivery of this Agreement will not violate any order or demand of any court, regulatory agency or other tribunal or any certificate, license, law or regulation to which Purchaser is subject.

ARTICLE VI
Operation of the Property

Until the earlier of the Closing or the termination of this Agreement, Seller shall continue to operate and maintain the Assets in substantially the manner in which they were operated and maintained on the Execution Date. Consumable inventories and supplies will be procured and maintained in substantially the same levels as in the past and all services with respect to the Assets will be provided in order to operate the Assets. All closed and unopened containers, boxes or bottles of consumable inventory, including liquor, maintained as part of the Assets shall be sold to Purchaser at Closing at Seller’s cost thereof. All opened bottles, boxes or containers as well as all remaining operating supplies and materials shall be transferred to Purchaser as part of the Purchase Price. From and after expiration of the Inspection Period, Seller shall not enter into or accept advance reservations for any time period following the Closing Date without the prior consent (which may be by telephone or by email) of Purchaser, unless such reservations are based on rates previously approved in writing by Purchaser. If Seller requests such consent (which request may be by telephone or by email) from Purchaser and Purchaser fails to respond within 24 hours of such request, then Purchaser shall be deemed to have approved such request.

ARTICLE VII
Obligations to Close

7.1 Title Policy. Purchaser shall not be obligated to undertake the Closing unless, on the Closing Date, the Title Company shall issue (or unconditionally commit to issue) the Title Policy for the Real Property, subject only to the Permitted Exceptions.

7.2 Casualty and Condemnation. If (a) all or any part of the Real Property shall be damaged by casualty prior to Closing, or (b) all or any part of the Real Property shall be the subject of any action to acquire, or shall previously have been acquired, by authority of any governmental agency in the exercise of its power of eminent domain or by private purchase in lieu thereof, then, in either such case, Purchaser may elect, at its sole option, either to (i) terminate this Agreement and recover the Deposit, in which case both Seller and Purchaser shall be released from further responsibility hereunder, except the Surviving Obligations, which shall survive in any event, or (ii) waive its right to terminate this Agreement, in which case Seller shall pay to Purchaser at Closing all insurance or condemnation proceeds received or assigned to Purchaser, or all of Seller's right to receive the proceeds, if any, payable as a result of such casualty damage or condemnation action or proceeding, and acceptance of any proceeds and settlement of any claims shall be subject to Purchaser's prior written approval.

7.3 Accuracy of Representations. Purchaser shall not be obligated to undertake the Closing unless the representations and warranties made by Seller in Article V shall be true and correct in all material respects on and as of the Closing Date.

7.4 No Material Change. Purchaser shall not be obligated to undertake the Closing if any material or substantial change shall have occurred with respect to the Real Property and/or Improvements which would in any way affect the findings made in the inspection of the Real Property and Improvements described in subsection 3.4(b).

ARTICLE VIII
Closing

8.1 Time of Closing. Provided that all conditions to Closing have been satisfied or waived, the closing of the purchase and sale of the Assets (the “Closing”) shall take place on the 15th day following expiration or Purchaser’s earlier termination of the Inspection Period (the “Closing Date”), at 10:00 a.m. in the offices of Seller’s counsel. At the option of either Party, Closing documents may be executed in advance and deposited with the Title Company so as to avoid the necessity for a Closing at which all Parties must be present. Purchaser shall have the right to obtain one 30-day extension of the Closing Date by delivering to Seller, prior to the tenth (10th) day before the Closing Date, a non-refundable extension fee in the amount of $25,000,00 (“Extension Fee”). The Extension Fee shall be paid directly to Seller, shall not be subject to any escrow, and shall not be applied to the Purchase Price at Closing. If Purchaser exercises this right, then the Closing Date shall be extended by 30 days. The Extension Fee shall be Seller’s sole property, shall be in addition to the Purchase Price, and shall be non-refundable to Purchaser under any circumstances.

8.2 Deliveries. At the Closing the following shall occur:

(a) Purchaser’s Deliveries. Purchaser shall pay to Seller the Purchase Price as provided in subsection 2.2(a), subject to the adjustments described in Section 8.3, and Purchaser shall deliver to Seller (A) a Real Property Transfer Declaration as required by Colorado Revised Statutes Section 39-14-102; (B) settlement statements reflecting the adjustments described in Section 8.3; and (C) all other instruments and documents as may be reasonably necessary (in forms and on terms and conditions reasonably satisfactory to Purchaser and Seller) in order to complete the transactions herein provided and to carry out the intent and purposes of this Agreement. Purchaser shall promptly record the deed of conveyance and any other applicable Closing documents upon confirmation of clearance of all funds.

(b) Seller’s Deliveries. Seller shall execute and deliver to Purchaser (A) a duly executed and acknowledged special warranty deed conveying to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions; (B) a duly executed and acknowledged Bill of Sale in the form attached hereto as EXHIBIT A, conveying to Purchaser the Personal Property; (C) the original title certificate for the Vehicle, endorsed by Seller as required by Colorado law to convey the Vehicle to Purchaser; (D) an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code and under Colorado Statutes; (E) settlements statements reflecting the adjustments described in Section 8.3; and (F) any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary (in forms and on terms and conditions reasonably satisfactory to Purchaser and Seller) in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

(c)  Service Contracts; Utilities. Purchaser shall assume all service contract which expire by their terms within one year following the Closing Date, including service contracts for SVI (Direct TV, Pay Per View and wireless support), Comcast DSL, Thyssenkrupp (elevator maintenance), juice machine and coffee dispenser; Eco Lab laundry products; Acme Fire Alarm; Waffle Machines. Seller shall terminate all other operation and service contracts, insurance policies, utility services and employees as of the Closing Date (utility services may be transferred rather than terminated if that procedure is recommended by the utility supplier, so long as no liability is created for or remains in Seller); it shall be Purchaser’s sole responsibility to contact and continue those employees and services that it desires to have in effect after the Cut-Off Time. With respect to all utilities, including but not limited to electricity, natural gas, water, sewer, cable television and pay-per-view television, to the extent the utilities are metered, Seller shall have the meters read as of the Cut-Off Time and the costs of same shall be paid by Seller at Closing without the requirement of proration. All utility charges that are not metered or for which meters cannot be read on the Cut-Off Time shall be prorated to the Cut-Off Time, based upon the prior bill. Seller shall be reimbursed for all security deposits placed which all utilities as set forth herein.

(d)  Possession. Possession of the Assets shall be delivered to Purchaser in the same condition as on the Execution Date, excepting only normal wear and tear and as otherwise specified hereunder, subject to the Permitted Exceptions and the occupancy and other rights of guests of Pinnacle Lodge.

(e) Title Policy. The Title Company shall issue the Title Policy for the Real Property, or its unconditional commitment to issue such Title Policy, to Purchaser.

8.3 Closing Adjustments. The cash due at Closing shall be subject to adjustment on the Closing Date in accordance with the following provisions. For the purposes of prorations to the Closing, Purchaser shall be deemed to own the Assets on 12:01 a.m. on the day following the Closing Date ( the “Cut-off Time”).

(a) Taxes. The real property taxes for 2006 attributable to the Real Property shall be prorated to the Cut-Off Time based on the most recent assessed valuations and mill levy available, which proration shall be deemed a final settlement between the Parties. Personal property taxes for 2006 which are payable with respect to the Personal Property shall be prorated to the Cut-Off Time, and Purchaser shall receive a credit against the Purchase Price for the period from January 1, 2006, through the Closing Date. Such proration shall be based upon all personal property taxes paid by Seller with respect to the Personal Property for 2005. Such proration shall be deemed a final settlement between the parties. All installments of certified, confirmed and ratified special assessment liens due and payable as of the Closing Date shall be paid by Seller and all installments of certified, confirmed and ratified special assessment liens due and payable after the Closing Date shall be assumed by Purchaser.

(b)  Revenues; Expenses. Room rentals and operating expenses shall belong to and be the obligation of Seller through the Closing Date. All deposits previously received by Seller from guests or others as security or in connection with services to be rendered after the Cut-Off Time shall be credited to Purchaser at Closing. All room and other revenues related to guests in residence and who have not checked out of the Cut-off Time shall be credited to Seller at Closing. Seller shall retain all accounts receivable and cash generated in connection with Seller’s operation of the Assets prior to the Cut-Off Date. Any of Seller’s receivables received by Purchaser shall be remitted to Seller when collected.

(c) Closing Costs. Seller shall pay the premium for the Title Policy as described in Section 4.2, the cost of recording any instruments required to discharge any liens or encumbrances against the Assets and Seller's customary (in Colorado) closing costs. Purchaser shall pay its portion of the premium for the Title Policy as described in Section 4.2 and shall pay for recording Seller's deed, the state documentary fee, any and all sales, use or transfer taxes attributable to this transaction and Purchaser's other customary closing costs. Purchaser and Seller shall equally split the cost of the Title Company's closing services. Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

ARTICLE IX
Default and Remedies

9.1 Breach by Seller. Time is of the essence of Seller's obligations hereunder. If Seller is in default of its obligations hereunder which are required to be performed at or prior to the Closing, Purchaser, at Purchaser's option, shall be entitled to terminate this Agreement by written notice to Seller and Title Company, whereupon Title Company and Seller shall promptly pay or return the Deposit to Purchaser and both Parties shall be discharged from all duties and performance hereunder, except for the Surviving Obligations, which shall survive in any event. In the alternative, Purchaser shall be entitled to specific performance or damages (to the extent permitted below). Purchaser’s right to any award of damages as a result of Seller’s breach of this Agreement shall be limited to (a) the amount of Purchaser’s reasonable and actual out-of-pocket expenses incurred in its investigation of the Property pursuant to Article III, and (b) the amount of the Deposit. Except as set forth in the previous sentence, Purchaser waives any right or action for damages against Seller. The foregoing shall be the sole remedies of Purchaser.

9.2 Breach by Purchaser.

(a)  Acquisition Default by Purchaser. Time is of the essence hereof, and if Purchaser shall fail to Close as provided in this Agreement (an “Acquisition Default”), then this Agreement and Purchaser's right to purchase the Assets shall be null and void and of no further force and effect (except for the Surviving Obligations). Thereupon (i) Purchaser shall forfeit to Seller the Deposit and all other payments made pursuant to this Agreement, all of which shall be paid immediately to Seller; and (ii) Purchaser shall deliver to Seller originals or copies of surveys, plans, studies and other non-proprietary materials generated by Purchaser concerning the Assets. The Parties agree that the foregoing is a fair and reasonable estimate of the total detriment that Seller would suffer in the event of Purchaser’s Acquisition Default hereunder.

(b) Other Default by Purchaser. In the event of a default by Purchaser other than an Acquisition Default, including Purchaser’s failure to make a payment or failure to fulfill any other agreement made, tendered or to be performed by Purchaser as required in this Agreement or any other default hereunder, Seller shall be entitled to: (i) terminate this Agreement and receive payment of and retain the Deposit and all other payments made pursuant to this Agreement as liquidated damages, whereupon both Parties shall be discharged from all duties and performance hereunder; or (ii) treat this Agreement as being in full force and effect and seek specific performance and damages (but only as to such non-Acquisition Default).

ARTICLE X
General Provisions

10.1  Brokers. Purchaser and Seller acknowledge that Steven Rozell, a licensed Colorado real estate broker (“Broker”) will be paid a commission at Closing pursuant to a separate agreement. Purchaser and Seller shall each pay one-half of such commission. Purchaser and Seller each represent and warrant to the other that its contact with the other has been made without the assistance of any broker or other third party other than Broker. Except as set forth above, each Party (the“Indemnifying Party”) shall save and hold the other Party free, clear and harmless from any claim, cost or expense, including reasonable attorneys' fees, for or in connection with any claims for commissions or compensation arising through the Indemnifying Party or asserted in connection with the transaction contemplated herein as a result of agreements alleged to have been made with the Indemnifying Party. The foregoing obligations shall survive Closing or termination of this Agreement for any reason and shall be deemed a “Surviving Obligation” for all purposes of this Agreement.

10.2 Further Assurances. Purchaser and Seller shall execute and deliver such documents, writings and further assurances as may be necessary or desirable to carry out the intent and purpose of this Agreement.

10.3 Entire Agreement. No change or modification of this Agreement shall be valid unless the same is in writing and signed by both parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement and the agreements and documents contemplated herein contain the entire agreement between the parties relating to the purchase and sale of the Assets.

10.4 Survival. All of the Parties' representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through each Closing, shall be deemed not merged into any instrument delivered at such Closing and shall remain fully enforceable only for a period of two years after such Closing.

10.5 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.

10.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

10.7 Notices. Any notice required or permitted to be sent pursuant to this Agreement shall be in writing and shall be deemed received (a) when personally delivered, or (b) upon receipt or refusal to accept delivery (i) after having been deposited in a U.S. Postal Service depository and sent by registered or certified mail, return receipt requested, with all required postage prepaid, or (ii) following posting of the same with Fed Ex or other nationally recognized overnight courier, and addressed as follows, or (c) upon confirmed facsimile to the number specified below, provided that a copy of the facsimile receipt shall be maintained by the sender.

If to Purchaser:	Silverleaf Resorts, Inc 1221 River Bend Dr. #120 Dallas, Texas 75247 Facsimile: 214.905.0514 Email: rmead@silverleafresorts.com

with a copy to:	George R. Bedell, Esq. Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. 901 Main Street, Suite 3700 Dallas, Texas 75202 Facsimile: 214.747.3732 Email: gbedell@meadowsowens.com

If to Seller:	Mr. Brian Fitzpatrick The Pinnacle Lodge at Winterpark 108 Zerex Street PO Box 1707 Fraser, Colorado 80442-1202 Facsimile: 970.722.7632 Email: pinnaclelodge@aol.com

with a copy to:	Matthew D. Gordon, Esq. Laff Campbell Tucker Delaney & Gordon, LLP 7730 East Belleview Avenue, Suite A204 Greenwood Village, Colorado 80111-2616 Facsimile: 303.740.7300 Email: mgordon@lafflaw.com

If to Title Company:	Chicago Title Insurance Company 4032 McDermott Road, Suite 100-A Plano, Texas 75024 Attn: Lois McGrew Facsimile: 972.265.8177 Email: lois.mcgrew@ctt.com

Any address fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 10.7.

10.8  Headings. The section headings which appear in some of the sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the sections in which they appear.

10.9 Assignment. Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser’s duties and obligations hereunder, or assign this Agreement to any person, firm, corporation, or other entity which Purchaser may, at Purchaser’s sole option, choose, and from and after such nomination or assignment, wherever in this Agreement reference is made to Purchaser, such reference shall mean the nominee or assignee who shall succeed to all rights, duties, and obligations of Purchaser hereunder. The foregoing notwithstanding, no assignment by Purchaser or appointment of a nominee shall (a) be effective until and unless such assignee or nominee assumes the obligations of Purchaser under this Agreement; or (b) relieve Purchaser from any liability under this Agreement.

10.10 Successors and Assigns. Subject to Section 10.9, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10.11 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that a facsimile transmittal of this Contract shall be considered as an originally executed document and shall be binding upon the parties hereto.

10.12 Recording. Purchaser shall not record this Agreement nor any memorandum of this Agreement in the records of the Clerk and Recorder of Grand County, Colorado.

10.13 Mutual Indemnification. Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suites, and judgments, of any kind, or nature (except those items which under this terms of this Agreement specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the Closing Date and which are directly related to the ownership, maintenance, or operation of Pinnacle Lodge, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.

Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the Closing Date and which are in any way related to the ownership, maintenance or operation of Pinnacle Lodge, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.

10.14 Legal Fees. In the event of the bringing of any action or suit by either Party against the other Party by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other Party arising out of this Agreement, the Party in whose favor final judgment shall be entered shall be have and recover of and from the other Party all costs and expenses of suit, including reasonable attorneys’ fees.

10.15  Not An Offer. This Agreement shall be deemed a contract only when fully executed by Purchaser and Seller and does not constitute an offer to purchase or sell by either such party.

10.16  Incorporation of Recitals and Exhibits. The Recitals set forth above and the exhibits attached to this Agreement are incorporated into this Agreement by this reference.

10.17  Confidentiality. Purchaser and Seller agree that this Agreement shall remain strictly confidential and that no press or other publicity release or communication to the general public in connection with the purchase and sale of the Assets will be issued prior to Closing without the other party's prior written approval. All information, studies and reports relating to the Assets whether obtained by Purchaser either by observations and examination of Purchaser's agents or disclosed to Purchaser or Purchaser's agents by Seller, shall remain strictly confidential and shall not be disclosed to anyone other than Purchaser, Purchaser's agents or Purchaser's prospective investors or lenders, if any, directly involved with the purchase of the Assets and shall be used by Purchaser solely to evaluate the purchase of the Assets or to arrange financing, if any, in connection therewith. If this Agreement is terminated for any reason, Purchaser shall promptly return to Seller all information obtained from Purchaser and shall provide Seller with copies of all information, studies and reports obtained by Purchaser with respect to the Assets. The provisions of this Section 10.17 shall be a Surviving Obligation.

10.18  1031 Exchange. Either Seller or Purchaser (as appropriate, the “Exchanging Party”) shall have the option to consummate the sale of the Assets as part of a so-called like kind or tax deferred exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reasons of the Exchange to the detriment of the non-assigning party, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Exchanging Party’s obligations under this Agreement; (b) the Exchange shall be effected through an assignment of this Agreement or the Exchanging Party’s rights under this Agreement, to a qualified intermediary, provided that such assignment shall not release the Exchanging Party of its obligations hereunder; and (c) the non-assigning party shall not be required to take an assignment of the purchase agreement for other property or be required to acquire or hold title to any real property for purposes of consummating the Exchange, and (d) there shall be no additional cost to the non-assigning party. The Exchanging Party shall indemnify the non-assigning party against all costs and liabilities incurred in cooperating with the Exchanging Party in satisfying the requirements of the Code. The non-assigning party shall have no responsibility to the Exchanging Party for the tax effects of any such Exchange. This provision shall survive Closing.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement which shall be effective as of the Execution Date.

SELLER: THE FITZPATRICK FAMILY LIMITED PARTNERSHIP, a Florida limited partnership
By:	Rocky Mountain High Hospitality, LLC, a Florida limited liability company, general partner
By:	/S/ BERNARD FITZPATRICK
Bernard Fitzpatrick, Manager
Date:	2-3-06

PURCHASER: SILVERLEAF RESORTS, INC., a Texas corporation
By:	/S/ HARRY J. WHITE, JR.
Name:	Harry J. White, Jr.

Its:	Chief Financial Officer
Date:	2-2-06

BY SIGNING THIS AGREEMENT, TITLE COMPANY ACKNOWLEDGES AND AGREES TO PERFORM ITS INSTRUCTIONS AS SET FORTH IN THIS AGREEMENT.

TITLE COMPANY: CHICAGO TITLE INSURANCE COMPANY

By:

Title:

Date:

Exhibits attached to the Agremeent and not filed herewith:

Ex. A - Bill of Sale

EXHIBIT A

FORM OF BILL OF SALE

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, That THE FITZPATRICK FAMILY LIMITED PARTNERSHIP (“Seller”), for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, to it in hand paid, at or before the enslaving or delivery of these presents by SILVERLEAF RESORTS, INC., a Texas corporation (“Buyer”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does assign, grant and convey unto the said Buyer, its successors and assigns, the following property, goods and chattels (the “Property”):

All inventory, goodwill, customer lists, trade names (including the name “Pinnacle Lodge”), phone numbers, email addresses, web site, logo and signs, and all tangible and intangible personal property and fixtures of any kind, including, but not limited to, all furniture, furnishings, equipment, appliances, and any other apparatuses owned by Seller and attached to or used exclusively in connection with the ownership, maintenance, or operation of real property and improvements described as Tract B-1, CLAYTON SUBDIVISION, according to the plat thereof filed October 24, 1986, at Reception No. 249237, EXCEPT that portion conveyed to the Town of Fraser in Deed recorded January 17, 1992, in Book 491 at Page 659, County of Grand, State of Colorado.

TO HAVE AND TO HOLD the same unto the said Buyer, its successors and assigns, forever. The said Seller covenants and agrees to and with the Buyer, its successors and assigns, to WARRANT AND DEFEND the sale of said property, goods and chattels, against all and every person or persons whomever. When used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

Buyer acknowledges that Buyer is purchasing the Property solely in reliance on Buyer's own investigation, and that no representations or warranties of any kind, either express or implied, have been made by Seller or Seller's agents. Buyer acknowledges that the Property is being sold AS IS, WHERE IS, without any warranty of quality, condition or usefulness, including, without limitation, any WARRANTY OF MERCHANTABILITY or any WARRANTY OF FITNESS FOR THE PARTICULAR PURPOSE of Buyer

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale this _____ day of ______________, 2004.

Signature and notary acknowledgment to follow

A-1